Exhibit 10.1

AGREEMENT PROVIDING FOR THE SALE OF ALL OF THE SHARES OF ZEPHYR FARMS

LIMITED

THIS AGREEMENT MADE EFFECTIVE AS OF THE 24th day of August, 2011.

BETWEEN:

SCHNEIDER POWER INC.,

a corporation existing under the laws of the Province of Ontario

(hereinafter referred to as the “Purchaser”).

-and-

GREEN BREEZE ENERGY INC.,

a corporation existing under the laws of the Province of Ontario

(hereinafter referred to as the “Vendor”)

WHEREAS:

A.	The Vendor is the owner of all of the issued and outstanding shares of Zephyr Farms Limited (the “Corporation”).

B.	The Corporation is currently developing a 10 MW wind farm in Brooke-Alvinston Township in the Province of Ontario known as the Brooke-Alvinston Project pursuant to the Renewable Energy Standard Offer Program of the Ontario Power Authority.

C.	The Vendor wishes to sell and the Purchaser wishes to purchase the Purchased Shares (as hereinafter defined) subject to and in accordance with the terms and conditions set out herein.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement and the Schedules hereto, in addition to the definitions above, capitalized words and terms shall have the following meanings:

1.1.1	“Acquisition” means the purchase and sale of the Purchased Shares in accordance with the terms hereof;

1.1.2	“Affiliate” means, with respect to any specified Person, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person with the terms “control” and “controlled” meaning for purposes of this definition, the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities or partnership or other ownership interests, or by contract or otherwise;

1.1.3	“Agreement” means this agreement including all schedules and exhibits as the same may be supplemented or amended from time to time;

1.1.4	“Applicable Law” means with respect to any Person, all laws (including common law), by-laws, statutes, rules, regulations, principles of law, orders, ordinances, judgments, decrees, guidelines, instruments, policies or other requirements, whether domestic or foreign, and the terms and conditions of any licence of any Governmental Authority as are applicable to such Person or its business, undertaking, property or securities and emanate from a Governmental Authority having jurisdiction over such Person or its business, undertaking, property or securities;

1.1.5	“Balance of Plant Costs” has the meaning given to it in Subsection 2.3;

1.1.6	“Books and Records” means books, ledgers, files, lists, reports, plans, logs, deeds, surveys, correspondence, operating records, Tax Returns and other data and information, including all data and information stored on computer-related or other electronic media, maintained with respect to the Business and the Corporation;

1.1.7	“Brooke-Alvinston Project” or “Project” means the 10 MW wind energy facility in Brooke-Alvinston Township in the Province of Ontario;

1.1.8	“Business” means the ownership, development, construction and operation of the Brooke-Alvinston Project and all activities ancillary or incidental thereto;

1.1.9	“Business Day” means any day excluding a Saturday, Sunday or a statutory holiday in the Province of Ontario, and also excluding any day on which the principal chartered banks located in the City of Toronto are not open for business during normal banking hours;

1.1.10	“Claim” means any claim, demand, action, cause of action, suit, arbitration, investigation, proceeding, complaint, grievance, charge, prosecution, assessment or reassessment, including any appeal or application for review;

1.1.11	“Closing” means the completion of the sale by the Vendor to and purchase by the Purchaser of the Purchased Shares pursuant to this Agreement;

1.1.12	“Closing Date” means the later of (a) the fifth Business Day after the first day by which each Party has delivered to the other, notice that the conditions set out in Sections 5.1 and 5.2 have been satisfied and (b) August 30, 2011; provided however that notwithstanding the foregoing, the Closing Date shall be no later than September 30, 2011 or such other date as the Purchaser and the Vendor may agree;

1.1.13	“Closing Time” means 1.00 p.m. (Eastern Standard Time) on the Closing Date or any other time on the Closing Date as may be agreed by the Parties;

1.1.14	“Commercial Operation” has the meaning set out in the definitions under the RESOP Agreement;

1.1.15	“Consulting Agreement” means the consulting agreement in the form attached hereto as Exhibit C dated the date hereof between the Vendor and Corporation with effect as of the Closing Date and which will, inter alia, terminate the Development Agreement dated July 1, 2010 between the Vendor and the Corporation;

1.1.16	“Contractual Consents” has the meaning given to it in Subsection 7.1.21(b);

1.1.17	“Encumbrance” means any security interest, mortgage, charge, pledge, hypothec, lien, encumbrance, restriction, option, adverse claim, right of others or other encumbrance of any kind;

1.1.18	“Environmental Laws” means any Laws relating to the Environment and protection of the Environment, the regulation of chemical substances or products, health and safety including occupational health and safety, and the transportation of dangerous goods;

1.1.19	“Financial Statements” has the meaning given to it in Subsection 7.1.7;

1.1.20	“Governmental Authority” means any (a) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, court, tribunal, commission, board or agency, domestic or foreign, or (b) regulatory authority, including any securities commission or stock exchange;

1.1.21	“Governmental Regulation” means Applicable Law applicable to the Corporation;

1.1.22	“Hazardous Substance” means any substance, waste, liquid, gaseous or solid matter, fuel, micro-organism, sound, vibration, ray, heat, odour, radiation,

energy vector, plasma, organic or inorganic matter which is or is deemed to be, alone or in any combination, hazardous, hazardous waste, solid or liquid waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination, regulated by any Environmental Laws;

1.1.23	“Independent Accountant” means an independent public accounting firm mutually agreed upon by the Vendor and the Purchaser;

1.1.24	“Intellectual Property” means trade-marks and trade-mark applications, trade names, certification marks, patents and patent applications, copyrights, domain names, industrial designs, trade secrets, know-how, formulae, processes, inventions, technical expertise, research data and other similar property, all associated registrations and applications for registration, and all associated rights, including moral rights;

1.1.25	“ITA” means the Income Tax Act (Canada);

1.1.26	“Losses” means any losses, liabilities, damages, costs (including but not limited to reasonable legal fees), charges, expenses, actions, proceedings, claims and demands, including fines and penalties howsoever arising and any Tax payable in relation to such matters;

1.1.27	“Material Adverse Effect” means any change, effect, event, situation or condition that, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement is materially adverse to the business, results of operations, properties or condition (financial or otherwise) of the Business taken as a whole; provided, however, that in determining whether there has been a Material Adverse Effect, any adverse effect attributable to the following shall be disregarded: (i) general economic, business or financial market conditions, including without limitation, changes in the markets or industry in which the Business operates; (ii) the announcement or pendency of the transactions contemplated by this Agreement; or (iii) the breach by the Purchaser of this Agreement;

1.1.28	“Material Contract” means a Contract that:

(a)	involves or may result in the payment of money or money’s worth by or to the Corporation or to the Vendor on behalf of the Corporation in an amount in excess of $25,000;

(b)	has an unexpired term of more than 2 years (including renewals);

(c)	cannot be terminated without penalty upon less than 30 days’ notice; or

(d)	the termination of which, or under which the loss of rights, would constitute a Material Adverse Effect.

1.1.29	“OPA” means the Ontario Power Authority;

1.1.30	“Ordinary Course” means with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

1.1.31	“Parties” means collectively, the Vendor and the Purchaser and “Party” means any one of them;

1.1.32	“Permit” means the authorizations, registrations, permits, certificates of approval, approvals, grants, licences, quotas, consents, commitments, rights or privileges (other than those relating to the Intellectual Property) issued or granted by any Governmental Authority to the Corporation or the Vendor and which are necessary for the conduct of the Business as it is presently conducted;

1.1.33	“Person” means an individual, body corporate, sole proprietorship, partnership, trust, unincorporated association, unincorporated syndicate, unincorporated organization, or another entity, and a natural person acting in his or her individual capacity or in his or her capacity as executor, trustee, administrator or legal representative, and any Governmental Authority;

1.1.34	“Personal Information” means any factual or subjective information, recorded or not, about a consultant, officer, director, executive, client, supplier or natural person or about any other identifiable individual, including any record that can be manipulated, linked or matched by a reasonably foreseeable method to identify an individual;

1.1.35	“Privacy Laws” means any laws that regulate the collection, use or disclosure of Personal Information;

1.1.36	“Project Premises” means all of the lands and premises upon which the Brooke-Alvinston Project is to be constructed;

1.1.37	“Purchased Shares” means the 1,000 common shares in the capital of the Corporation;

1.1.38	“REA Permit” means a Renewable Energy Approval for the Brooke-Alvinston Project to be issued by the Ontario Ministry of the Environment;

1.1.39	“Real Property Agreements” means those agreements listed in Schedule 7.1.23(b);

1.1.40	“Regulatory Approvals” means those approvals, consents, authorizations, exemptions, permits, rulings, sanctions, acknowledgements and other approvals of Governmental Authorities (including the giving of notice and the lapse, without objection, of a prescribed time under an Applicable Law that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities required to be obtained in connection with the sale and purchase of the Purchased Shares in accordance with this Agreement;

1.1.41	“Release” means to release, spill, leak, pump, pour, emit, empty, discharge, deposit, inject, leach, dispose, dump or permit to escape;

1.1.42	“Remedial Order” means any remedial order, including any notice of non-compliance, order, other complaint, direction or sanction issued, filed or imposed by any Governmental Authority pursuant to Environmental Laws, with respect to the existence of Hazardous Substances on, in or under Project Premises, or any other properties, or the Release of any Hazardous Substance from, at or on the Project Premises, or with respect to any failure or neglect to comply with Environmental Laws;

1.1.43	“RES Canada” means RES Canada Construction L.P., the general contractor for the Project;

1.1.44	“RESOP” means the Renewable Energy Standard Offer Program of the OPA;

1.1.45	“RESOP Agreement” means the RESOP contract in respect of the Project dated June 5, 2008, as amended by an amending agreement dated February 10, 2011 and as may be further amended from time to time;

1.1.46	“Samsung” means Samsung Heavy Industries Co., Ltd.;

1.1.47	“Samsung Credit Agreement” means the Credit Agreement between the Corporation, as borrower and Samsung, as lender, dated November 26, 2010 in respect of the financing of the Project;

1.1.48	“Samsung Security” means the General Security Agreement dated November 26, 2010 granted by the Corporation in favour of Samsung, the Limited Resource Guarantee and Pledge Agreement dated July 20, 2010 between the Vendor, the Corporation and Samsung, the Guarantee dated July 20, 2010 provided by Oneworld Energy Inc. in favour of Samsung and the Pledge Agreement dated July 20,2010 between Oneworld Energy Inc. and Oneworld Solar Corp. in favour of Samsung;

1.1.49	“Tax” or “Taxes” means all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever, whether direct or indirect, together with all interest, penalties, fines, additions to tax or other additional amounts, imposed by any Governmental Authority;

1.1.50	“Tax Return” means any return, report, declaration, designation, election, undertaking, waiver, notice, filing, information return, statement, form, certificate or any other document or materials relating to Taxes, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of Taxes;

1.1.51	“Turbine Supply Agreement” means the Turbine Supply Agreement dated June 30, 2010 between Samsung and the Corporation; and

1.1.52	“Vendor Receivable” means the sum of $259,116 owing by the Vendor to the Corporation.

1.2	Certain Rules of Interpretation.

1.2.1	In this Agreement, words signifying the singular number include the plural and vice versa, and words signifying gender include all genders. Every use of the word “including” in this Agreement is to be construed as meaning “including, without limitation”.

1.2.2	The division of this Agreement into Articles and Sections, the insertion of headings and the provision of a table of contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

1.2.3	Wherever in this Agreement reference is made to a calculation to be made in accordance with “GAAP”, the reference is to the generally accepted accounting principles approved by the Canadian Institute of Chartered Accountants, or its successor, applicable as at the date on which the calculation is made or required to be made in accordance with GAAP.

1.2.4	References in this Agreement to an Article, Section, Schedule or Exhibit are to be construed as references to an Article, Section, Schedule or Exhibit of or to this Agreement.

1.2.5	Any money to be paid or tendered by one Party to another pursuant to this Agreement must be paid by bank draft, certified cheque or wire transfer of immediately available funds payable to the Person to whom the amount is due. Unless otherwise specified, the word “dollar” and “$” sign refer to Canadian currency, and all amounts to be advanced, paid or calculated under this Agreement are to be advanced, paid or calculated in Canadian currency.

1.2.6	If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be made or taken on the next Business Day. References to times of the day are (unless otherwise expressly provided) to Eastern Standard Time and references to a day are to a period of 24 hours running from midnight on the previous day.

1.2.7	Unless otherwise specified, any reference in this Agreement to any statute includes all regulations made under or in connection with that statute from time to time, and is to be construed as a reference to that statute as amended, supplemented or replaced from time to time.

1.2.8	Any reference in this Agreement to a Person includes its successors and permitted assigns.

1.3	Entire Agreement.

This Agreement constitutes the exclusive, final and entire agreement between the Parties with regard to the subject matter hereof and supersedes all other contemporaneous and prior agreements, understandings and information, whether written or oral, express or implied, between the Parties with regard to the subject matter hereof (including the letter of intent dated May 27, 2011 among the Vendor and the Purchaser, which is hereby terminated and is no longer in force or effect) and (along with the Schedules, Exhibits and other documents delivered pursuant to this Agreement) is a complete and exclusive statement of the terms of the agreement among the Parties with respect to its subject matter.

1.4	Party Drafting Agreement.

The Parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not be applicable in the interpretation of this Agreement.

1.5	Knowledge and Materiality.

Where any statement, representation or warranty is qualified by the expression “so far as the Vendor is aware” or “to the best of the knowledge, information and belief of the Vendor” or words of like effect or refers to the Vendor’s knowledge, awareness or belief, such statement, representation or warranty means the actual knowledge of the officers and directors of the Vendor after having made reasonable enquiry regarding the relevant subject matter from third parties, including the Corporation’s legal and financial advisors.

Where a definition, representation, warranty, covenant or other term hereunder is qualified by the term “Material”, Material shall mean a matter or event which individually or in combination with other matters or events has a value or economic impact of not less than $25,000.

1.6	Schedules and Exhibits.

The following Schedules and Exhibits are attached to and incorporated by reference into this Agreement:

Schedule or Exhibit	Subject Matter

Exhibits

Exhibit A	Limited Recourse Guarantee and Pledge Agreement
Exhibit B	Replacement Guarantee and Pledge
Exhibit C	Consulting Agreement
Exhibit D	Form of Mutual Release between the Vendor and the Corporation
Exhibit E	Form of Directors and Officers’ Release

Schedules
Schedule 2.3	Pro Forma Budget
Schedule 7.1.1(d)	Corporate Organization and Power of the Vendor
Schedule 7.1.7	Indebtedness
Schedule 7.1.8	Litigation
Schedule 7.1.13	Non-Competition
Schedule 7.1.15	Permits
Schedule 7.1.16	Matters which are not disclosed in the Books and Records and Financial Statements
Schedule 7.1.17	Indebtedness
Schedule 7.1.18	Related Party Transactions
Schedule 7.1.19	Business Carried on in the Ordinary Course
Schedule 7.1.21	Material Contracts
Schedule 7.1.21(b)	Contractual Consents and Regulatory Approvals
Schedule 7.1.22	Bank Accounts and Attorneys
Schedule 7.1.23	Real Property
Schedule 7.1.24	Intellectual Property
Schedule 7.1.28	Environmental Matters
Schedule 7.1.29	Personal Information

ARTICLE 2

PURCHASE AND SALE

2.1	Agreement of Purchase and Sale

Subject to the terms and conditions of this Agreement, at the Closing, the Purchaser will purchase and accept from the Vendor and the Vendor will sell, assign, transfer and deliver to the Purchaser, all of its right, title and interest in and to the Purchased Shares free and clear of all Encumbrances.

2.2	Aggregate Purchase Price

Subject to the adjustment set out in Subsection 2.3 hereof, the aggregate purchase price payable by the Purchaser to the Vendor for the Purchased Shares (the “Aggregate Purchase Price”) shall be $2,500,000 (Two Million Five Hundred Thousand Dollars). Such Aggregate Purchase Price shall be paid and satisfied by the Purchaser to the Vendor as set forth below:

2.2.1	$800,000 (the “Closing Funds”) shall be paid on the Closing Date;

2.2.2	$500,000 shall be paid within eight (8) Business Days of issuance of the REA Permit to the Corporation;

2.2.3	$400,000 shall be paid on the date that is eight (8) Business Days following the date of delivery of a notice from the Purchaser to the Vendor confirming that the Final Notice to Proceed has been delivered to RES Canada and the amount due to RES Canada on the delivery of the Final Notice to Proceed has been advanced to the Corporation under the Samsung Credit Agreement, and the permits required to commence construction have been secured;

2.2.4	$300,000 shall be paid on the date that is eight (8) Business Days following the date the Brooke – Alvinston Project has attained Commercial Operation; and

2.2.5	subject to Subsections 2.3 and 2.4, the balance (the “Final Balance”) in the aggregate amount of $500,000 (subject to any adjustments calculated in accordance with Subsection 2.3) shall be paid on or before the thirtieth (30th) Business Day (the “Adjustment Date”) following the date the Brooke-Alvinston Project attains Commercial Operation.

2.3	Post-Closing Adjustment of the Aggregate Purchase Price

2.3.1	Within 15 Business Days of attaining Commercial Operation, the Purchaser shall provide to the Vendor, a certificate confirming the Balance of Plant Costs

(the “Balance of Plant Costs Certificate”) in respect of the Brooke-Alvinston Project. For the purposes of this Agreement, the “Balance of Plant Costs” means the total construction costs for the Brooke-Alvinston Project excluding all costs of the Project relating to the Turbine Supply Agreement, refundable deposits made to Hydro One Networks Inc. and the OPA, if any, any interest accrued in respect of the Project, real property lease costs, management fees or other amounts paid to the Purchaser or Persons who are not at arm’s length to the Purchaser, depreciation and amortization, financing fees, and Taxes to be calculated in accordance with the categories set forth in the 2011-2012 pro forma budget attached hereto as Schedule 2.3.

2.3.2	In the event that the Balance of Plant Costs exceed $7,000,000, there shall be a reduction in the Aggregate Purchase Price equal to such excess provided that such price reduction shall not exceed $500,000.

2.4	Disputes in respect of the Balance of Plant Costs

2.4.1	The Vendor shall have ten (10) Business Days from the date of delivery by the Purchaser of the Balance of Plant Costs Certificate (such period, the “Dispute Period”) to notify the Purchaser, in writing, as to whether the Vendor agrees or disagrees with the Balance of Plant Costs (such written notice, the “Dispute Notice”). If the Vendor fails to deliver a Dispute Notice to the Purchaser during the Dispute Period, the Balance of Plant Costs as prepared by the Purchaser shall be deemed to have been correctly prepared and shall be binding upon the Parties.

2.4.2	If the Vendor delivers a Dispute Notice to the Purchaser during the Dispute Period, the Vendor and the Purchaser shall, for a period of fifteen (15) Business Days from the date the Dispute Notice is delivered to the Purchaser (such period, the “Resolution Period”), use their respective best efforts to amicably resolve the items in dispute. Any items so resolved shall be deemed to be final and correct as so resolved and shall be binding upon each of the Parties.

2.4.3

If the Vendor and the Purchaser are unable to resolve all of the items in dispute during the Resolution Period, then either of them may refer the items remaining in dispute to the Independent Accountant. Such referral shall be made in writing to the Independent Accountant, copies of which shall concurrently be delivered to the non-referring Party. The referring Party shall furnish the Independent Accountant, at the time of such referral, with the Balance of Plant Costs Certificate and the Dispute Notice. The Parties shall also furnish the Independent Accountant with such other information and documents as the Independent Accountant may reasonably request to resolve the items in dispute. The Parties shall also, within ten (10) Business Days of the date the items in dispute are referred to the Independent

Accountant, provide the Independent Accountant with a written notice (a “Position Statement”) describing in reasonable detail their respective positions on the items in dispute (copies of which will concurrently be delivered to the other Party hereto).

2.4.4	If any Party fails to timely deliver its Position Statement to the Independent Accountant, the Independent Accountant shall resolve the items in dispute solely upon the basis of the information otherwise provided to them. The Independent Accountant shall resolve all disputed items in a written determination to be delivered to each of the Parties within twenty (20) Business Days after such matter is referred to them; provided, however, that any delay in delivering such determination shall not invalidate such determination or deprive the Independent Accountant of jurisdiction to resolve the items in dispute. The decision of the Independent Accountant as to the items in dispute shall be final and binding upon the Parties and shall not be subject to judicial review. The fees and expenses of the Independent Accountant incurred in the resolution of any items in dispute shall be determined by the Independent Accountant and set forth in its report and shall be borne by the Parties in proportion to the aggregate dollar amount of items unsuccessfully disputed by each Party (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of all disputed items.

2.4.5	In the event of the delivery of a Dispute Notice, the Purchaser shall pay to the Vendor on the Adjustment Date an amount equal to the Final Balance minus the amount that is in dispute.

2.4.6	Within ten (10) Business Days after the final determination of the Balance of Plant Costs (whether through failure of the Vendor to timely deliver a Dispute Notice, agreement of the Parties, or determination of the Independent Accountant), the Purchaser shall pay the remaining unpaid portion, if any, of the Final Balance to the Vendor.

2.4.7

Notwithstanding the foregoing, in the event that the Purchaser is unable to complete the final accounting of costs within 15 Business Days of attaining Commercial Operation by reason of not being able to obtain a final accounting of costs from either Hydro One Networks Inc. or RES Canada, the dates referenced in Subsections 2.3 and 2.4 shall be adjusted as may be agreed by the Parties to reflect the delay in the completion of the final accounting; provided however that if the final accounting is not completed within ninety (90) days of attaining Commercial Operation, the Purchaser shall pay $500,000 to counsel for the Purchaser, in trust, (the “Escrow Agent”) to be held on account of the remaining unpaid portion of the Final Balance and to be remitted by the Escrow Agent to the Vendor or the

Purchaser as appropriate once the Final Balance is determined. Any interest on the funds held by the Escrow Agent shall be remitted to the Vendor and the Purchaser in the same proportion as the principal amount.

2.5	Pledge of Purchased Shares

Immediately following Closing, the Purchaser and the Vendor shall enter into a pledge agreement (the “SPI Pledge”) which is substantially in the form of the limited recourse guarantee and pledge agreement attached hereto as Exhibit A, pursuant to which the Purchaser will pledge the Purchased Shares to the Vendor as continuing security for the payment of portions of the Aggregate Purchase Price which are not payable on Closing.

ARTICLE 3

CLOSING

3.1	Closing

Upon and subject to the terms and conditions of this Agreement, the Closing of the transactions contemplated by this Agreement will take place on the Closing Date, at the offices of the Purchaser’s counsel, Macleod Dixon LLP, located at Suite 2300, Toronto-Dominion Centre, TD Waterhouse Tower, 79 Wellington Street West, Toronto, Ontario, M5K 1H1 or at such other place as the Parties may agree, or by PDF or fax exchange of signatures.

3.2	Steps to Close

Each Party covenants to use its reasonable commercial efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder which are reasonably under its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under Applicable Laws and regulations to complete the Acquisition in accordance with the terms of this Agreement.

ARTICLE 4

COVENANTS AND ACKNOWLEDGMENTS

4.1	The Parties acknowledge and agree as follows:

4.1.1	on Closing, the Purchaser and the Corporation will deliver a limited recourse guarantee and pledge agreement in favour of Samsung, substantially in the form attached hereto as Exhibit B (the “Replacement Guarantee and Pledge”), which will replace the Limited Recourse Guarantee and Pledge Agreement, dated July 20, 2010 issued by the Vendor and the Corporation in favour of Samsung (the “Existing Limited Recourse Guarantee and Pledge Agreement”);

4.1.2	on Closing, the Vendor and the Purchaser will enter into the consulting contract which is substantially in the form attached hereto as Exhibit C (the” Consulting Contract”) pursuant to which the Vendor will agree to act as consultant for the Project; and

4.1.3	except pursuant to the SPI Pledge, the Vendor will not have a retained interest in the Project under the Consulting Contract or otherwise.

4.2	Certain Deliveries

4.2.1	The Vendor shall use its reasonable commercial efforts to obtain and deliver prior to Closing or as soon as possible following Closing, the following:

(a)	ESA certification;

(b)	CSA certification;

(c)	an Operation and Maintenance Agreement between the Corporation and Samsung;

(d)	the Transport Canada Lighting Design in respect of the Project;

(e)	the Distribution Connection Agreement in respect of the Project; and

(f)	the second amendment to the RESOP Agreement in respect of the extension of the maximum time period for the calculation and payment of liquidated damages by 200 days.

4.2.2	Following Closing, the Purchaser shall deliver or cause the Corporation to deliver notice of change of control of the Corporation to the OPA.

4.3	Carrying on Business during the Interim Period

During the period from the date of this Agreement to the Closing Date (the “Interim Period”), the Vendor shall cause the Corporation to carry on the Business in the Ordinary Course.

During the Interim Period, except as (i) expressly permitted herein, (ii) as may be disclosed in the Schedules, or (iii) as the Purchaser shall consent to in writing, the

Vendor shall use its reasonable commercial efforts to preserve the business organization, goodwill and material business relationships with other Persons and for greater certainty, the Corporation shall in all material respects conduct itself so as to keep the Purchaser fully informed as to the material decisions or actions required or required to be made with respect to the operation of the Business, and, without limiting the generality of the foregoing, it will not, without the prior written consent of the Purchaser, such consent not to be unreasonably withheld:

(a)	enter into any material transaction which is out of the Ordinary Course provided however, the Corporation may enter into a Balance of Plant Engineering, Procurement and Construction Contract and related escrow agreement (collectively, the “EPC Agreement”) with RES Canada, which shall be substantially in the form of the draft of the EPC Agreement which shall have been reviewed and approved by the Purchaser, acting reasonably;

(b)	alter or amend its articles or by-laws other than in connection with the transactions contemplated herein;

(c)	engage in any business enterprise or other activity materially different from that carried on as of the date hereof;

(d)	redeem, purchase or offer to purchase any of the Purchased Shares;

(e)	enter into or modify any agreements, policies or arrangements with, or grant any bonuses, salary increases or termination pay to, any of its officers or directors other than pursuant to agreements in effect (without amendment) on the date hereof;

(f)	acquire, directly or indirectly, any assets, including but not limited to securities of other companies;

(g)	declare or pay any dividends or distribute any of its properties or assets to the Vendor save and except for management fees to the Vendor in an amount equal to the Vendor Receivable;

(h)	issue, sell, assign, transfer, pledge or otherwise deal with the Purchased Shares;

(i)	amend, modify, or terminate any organizational document of the Corporation;

(j)	sell, assign, transfer, license or lease any right in or to the Business;

(k)	amend, modify, extend or terminate, or fail to comply with, any Material Contract;

(l)	incur any indebtedness, obligation or liability, or acquire any interest or asset, or make any investment in any business or asset, other than in the Ordinary Course;

(m)	hire any employees or engage any consultants or contribute to any employee benefit plan;

(n)	cancel or waive any material claim or right;

(o)	institute, compromise or settle any Claim or proceeding;

(p)	sell, pledge, lease, dispose of, grant any interest in, encumber or agree to sell, pledge, lease, dispose of, grant any interest in or encumber any of its assets;

(q)	other than as required by Applicable Laws make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or reduce any Tax liability, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(r)	make any change in accounting methods, principles or practices of the Business, except insofar as may be required by a change in GAAP;

(s)	authorize, or commit to do or agree to take, in writing or otherwise, any of the foregoing actions; and

(t)	not (without prior written consent of the Purchaser), directly or indirectly: (i) initiate, solicit, cause, facilitate or participate in any offer (confidential or otherwise) or expression of interest to acquire any assets of the Corporation outside of the Ordinary Course or any of its issued or unissued securities, whether directly or indirectly, induce, directly or indirectly, or attempt to induce any other Person to initiate any shareholders proposal; or (ii) except with regard to the Acquisition, pursue any other material amalgamation, merger, arrangement or sale of assets of or for the Corporation or make any other material change to the business, capital or affairs of the Corporation.

4.4	Notice During the Interim Period

Each Party will give prompt written notice to the other Party of any development during the Interim Period causing, or which would reasonably be expected (including with due notice or the passage of time) to cause, a breach of or inaccuracy in any representations or warranties of any such Party in this Agreement, including if such representations or warranties were given as of the time of such development. Each Party will give prompt written notice to the other Party if it becomes aware of the breach of any covenant given by such Party or the occurrence of any event that makes the satisfaction of any of the conditions to Closing set forth in this Agreement impossible or unlikely. No disclosure by a Party pursuant to this Subsection 4.4 however, shall be deemed to amend or supplement the Schedules to this Agreement or to prevent or cure any misrepresentation, breach or inaccuracy of any warranty or breach or default under any covenant.

4.5	Filings; Cooperation; Information

Promptly after the execution of this Agreement, each Party will prepare and make (or cause to be prepared and made) all required filings, submissions and notifications under the laws of any domestic or foreign jurisdictions to the extent necessary to consummate the transactions contemplated by this Agreement. In addition, each party shall promptly apply for and diligently seek the consents required by each of them pursuant to Article 5 with a view to having the conditions set out therein satisfied as soon as possible and each Party shall promptly notify the other Party upon the satisfaction of each of the conditions inserted for the benefit of such Party.

Subject to Applicable Laws and governmental regulations, each Party will promptly consult with the other Party with regard to, and provide to the other Party any necessary information and reasonable assistance, and copies of all filings, submissions and notifications made and other information supplied by such Party with or to any Governmental Authority in connection with this Agreement or any of the transactions contemplated by this Agreement. Each Party will furnish to all Governmental Authorities such necessary information and reasonable assistance as such Governmental Authorities may reasonably request in connection with the foregoing. Each Party will promptly furnish the other with any communication it receives from any Governmental Authority in connection with any filings made pursuant to this Subsection 4.5.

The Purchaser covenants and agrees with the Vendor that during the Interim Period, the Purchaser will not contact, directly or indirectly, any Vendor supplier or associate involved with the Brooke-Alvinston Project (regarding the Project), including, without limitation, Samsung, RES Canada, RES Americas, Stantec Consulting, Garrad Hassan, Hydro One Networks Inc., the OPA, the Ontario Ministry of Energy, and the Ontario Ministry of Environment, without the consent of the Vendor, which consent shall not be unreasonably withheld.

4.6	Tax Returns

The Vendor will prepare or cause to be prepared on a timely basis, all Tax Returns for the Corporation for any period which ends on or before the Closing Date and for which

Tax Returns have not been filed as of the Closing Date and provide such Tax Returns to the Purchaser for execution and filing. The Purchaser will also cause to be prepared and filed on a timely basis, all Tax Returns for the Corporation for all periods following the Closing Date. The Vendor and the Purchaser will co-operate fully with each other and make available to each other in a timely fashion all available data and other information as may reasonably be required for the preparation of all Tax Returns and will preserve such data and other information until the expiration of any applicable limitation period for maintaining Books and Records under any applicable Tax Law with respect to Tax Returns.

ARTICLE 5

CONDITIONS TO CLOSING

5.1	Conditions to the obligations of the Purchaser

The obligations of the Purchaser to complete the Acquisition are subject to the fulfillment of the following conditions at or prior to the Closing Time:

5.1.1	the Vendor shall have complied with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it at the Closing Time;

5.1.2	the pledge of the Purchased Shares by the Vendor in favour of Samsung shall have been terminated;

5.1.3	the Vendor Receivable shall have been settled between the Corporation and the Vendor in a manner that does not create any adverse tax consequences for the Corporation;

5.1.4	no material adverse change in the business, affairs, financial condition or operations of the Corporation shall have occurred in the Interim Period, including any material adverse change to the (i) the preliminary wind resource assessment prepared by Garrad Hassan on October 4, 2010, (ii) the anticipated interconnections costs from Hydro One Networks Inc. in the amount of $716,000, and (iii) the anticipated total capital costs of $23,016,551;

5.1.5	during the Interim Period, no action, suit or proceeding shall have been taken by any Person against the Corporation (whether or not purportedly on behalf of the Corporation) that would, if successful, have a Material Adverse Effect on the Corporation or that would impose any condition or restriction upon the Corporation (after giving effect to the Acquisition) which would so materially adversely impact the economic or business benefits of the Acquisition as to render inadvisable the consummation of the Acquisition;

5.1.6	the board of directors and/or shareholders of the Purchaser, as applicable, shall have adopted all necessary resolutions;

5.1.7	the lender to the shareholder of the Purchaser shall have approved the Acquisition;

5.1.8	the RESOP Agreement shall be in good standing;

5.1.9	Samsung shall have consented to the Acquisition;

5.1.10	the Vendor shall have obtained and provided to the Purchaser:

(a)	confirmation from Samsung of the amounts outstanding under the Samsung credit facility created by the Samsung Credit Agreement as of the Closing Date;

(b)	the revised Hydro One Connection Impact Assessment in respect of the Project; and

(c)	the Hydro One Connection Cost Agreement in respect of the Project.

5.1.11	RES Canada shall have entered into the EPC Agreement with the Corporation;

5.1.12	the Vendor shall have obtained or caused to be obtained and delivered to the Purchaser a valid lease in respect of the Project Premises in form and substance reasonably satisfactory to the Purchaser, which shall have been registered on title to the subject properties;

5.1.13	the Vendor shall have obtained or caused to be obtained and delivered a non-disturbance agreement from any mortgagee with a registered interest in the Project Premises;

5.1.14	the board of directors and shareholders of the Corporation and Vendor shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by the Corporation and the Vendor to permit the consummation of the Acquisition;

5.1.15	the representations and warranties of the Vendor contained herein and in any other agreement or document delivered pursuant to this Agreement shall be true and accurate in all material respects (save and except for any representation or warranty already qualified by materiality, which shall be true and correct in all respects) as of the date of this Agreement and at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date, except to the extent that any such representations and warranties were made as of a specific date (and as to any such representations and warranties, the same continue on the Closing Date to have been so true and correct in all material respects as of such specified date); and

5.1.16	the Vendor shall have furnished the Purchaser and the Purchaser shall have received the documents and other deliveries called for by Subsection 6.1.1.

The foregoing conditions precedent are for the benefit of the Purchaser and may be waived by the Purchaser, in whole or in part, without prejudice to its right to rely on any other condition in favour of the Purchaser. If any of the said conditions shall not have been satisfied by the Vendor or waived by the Purchaser on or before the date required for their performance and provided such non-compliance did not arise from acts or omissions of the Purchaser, the obligations of the Purchaser to complete the Acquisition shall be at an end upon written notice to the Vendor.

5.2	Conditions to the obligations of the Vendor

The obligations of the Vendor to complete the Acquisition are subject to the fulfillment of the following conditions on or before the Closing Time:

5.2.1	payment by the Purchaser of the Closing Funds;

5.2.2	each of the acts and undertakings of the Purchaser to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed by the Purchaser;

5.2.3	the board of directors and/or shareholders of the Vendor, as applicable, shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by the Vendor to permit the consummation of the Acquisition;

5.2.4	Samsung shall have consented to the Acquisition;

5.2.5	the Purchaser shall have furnished the Vendor with the documents and other deliveries called for by Subsection 6.1.2; and

5.2.6	the representations and warranties of the Purchaser set forth in this Agreement and any other document delivered pursuant to this Agreement shall be true and accurate in all material respects as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except to the extent that any such representations and warranties were made as of a specified date (and as to any such representations and warranties, the same continue on the Closing Date to have been so true and correct in all material respects as of such specified date).

The foregoing conditions precedent are for the benefit of the Vendor and may be waived by the Vendor, in whole or in part, without prejudice to the Vendor’s right to rely on any other condition in favour of the Vendor. If any of the said conditions shall not have been satisfied by the Purchaser or waived by the Vendor on or before the date required for their performance and provided such non-compliance did not arise from acts or omissions of Vendor, the Vendor’s obligations to complete the Acquisition shall be at an end upon written notice to the Purchaser.

5.3	Mutual Conditions Precedent

The respective obligations of the Parties to consummate the transactions contemplated herein are subject to the satisfaction, on or before the Closing Date, of the following conditions any of which may be waived by the mutual consent of such Parties without prejudice to their rights to rely on any other or others of such conditions:

5.3.1	there shall not exist any prohibition at law against the completion of the Acquisition; and

5.3.2	there shall not be in force any order or decree restraining or enjoining the consummation of the Acquisition.

ARTICLE 6

CLOSING DELIVERABLES

6.1.1	On or prior to Closing, the Vendor shall deliver (or cause to be delivered) the following in form and substance satisfactory to the Purchaser:

(a)	original share certificates representing the Purchased Shares, in fully transferable form;

(b)	confirmation that the pledge of the Purchased Shares in favour of Samsung has been terminated;

(c)	a certificate of an officer of the Corporation: certifying that attached to such certificate are true and complete copies of (a) the constitutional documents of the Corporation as amended through and in effect on the Closing Date, (b) the by-laws of the Corporation, (c) resolutions of the Corporation’s board of directors and if required, the shareholder authorizing the transfer of the Purchased Shares;

(d)	a certificate of an officer of the Vendor confirming the amounts, if any, that are owing to the contractors of the Corporation as of the Closing Date;

(e)	a statement from Samsung confirming the amount owing under the credit facility created by the Samsung Credit Agreement as of the Closing Date;

(f)	an estoppel certificate from the landowners of the lands and premises constituting the Project Premises in form and substance reasonably satisfactory to the Purchaser;

(g)	the Consulting Agreement, duly executed by the Vendor and the Corporation;

(h)	a certificate of an officer of the Vendor (1) certifying that attached to such certificate are true and complete copies of the constitutional documents of the Vendor, resolutions of the Vendor’s board of directors and, if required, its shareholder(s), authorizing the execution, delivery and performance of this Agreement and the related agreements to which the Vendor is a party and (2) certifying as to the incumbency of the officer(s) of the Vendor executing this Agreement and the related agreements to which the Vendor is a party;

(i)	duly executed resignations effective as at the Closing Time of each director and officer of the Corporation specified by the Purchaser;

(j)	a mutual release between the Vendor and the Corporation substantially in the form of the full and final release attached as Exhibit D, duly executed by the Vendor and the Corporation;

(k)	mutual releases between the directors and officers of the Corporation and the Corporation substantially in the form of the directors and officers release attached as Exhibit E, duly executed by the directors and officers of the Corporation and the Corporation;

(l)	a certificate of an officer of the Vendor in respect of the Vendor’s compliance with the conditions to Closing set out in Subsections 5.1.1 and 5.1.15

(m)	a certificate of status or equivalent in respect of the Vendor, dated the Closing Date;

(n)	a certificate of status or equivalent in respect of the Corporation, dated the Closing Date;

(o)	all Books and Records of and related to the Corporation and the Business;

(p)	a copy of the limited recourse guarantee issued by the Vendor in favour of Samsung;

(q)	an undertaking of the Vendor to use reasonable commercial efforts to obtain any third party consents which may be necessary for the assignment of legal title to Permits, licences or Material Contracts issued in the name of the Vendor as of the Closing Date, provided that any associated costs, charges and expenses shall be borne by the Vendor;

(r)	a Project-specific insurance quote or binder;

(s)	all records, correspondence, documents, files, memoranda and other papers belonging to the Corporation in the Vendor’s possession; and

(t)	all other agreements, documents, instruments and writings required or contemplated to be delivered by the Vendor at or prior to the Closing pursuant to this Agreement or otherwise in connection with the Acquisition.

6.1.2	On or prior to Closing, the Purchaser shall deliver (or cause to be delivered) the following, in form and substance satisfactory to the Vendor:

(a)	a certificate of an officer of the Purchaser: (1) certifying that attached thereto are true and complete copies of the constitutional documents and by-laws of the Purchaser, (2) resolutions of the Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement and the related agreements to which the Purchaser is a party and (3) certifying as to the incumbency of the officer(s) of the Purchaser executing this Agreement and the related agreements to which the Purchaser is a party;

(b)	the SPI Pledge duly executed by the Purchaser;

(c)	the Replacement Guarantee and Pledge, duly executed by the Purchaser;

(d)	a certificate of an officer of the Purchaser in respect of the Purchaser’s compliance with the conditions to Closing set out in Subsections 5.2.2 and 5.2.6; and

(e)	all other agreements, documents, instruments and writings required or contemplated to be delivered by the Purchaser at or prior to the Closing pursuant to this Agreement or otherwise in connection with the Acquisition.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor hereby represents and warrants to and in favour of the Purchaser as follows in this Article 7 and acknowledges that the representations and warranties set forth below are a material inducement for the Purchaser entering into this Agreement and completing the transactions contemplated by this Agreement and are intended to be relied upon by the Purchaser.

7.1.1	Corporate Organization and Power of the Vendor

(a)	The Vendor is a corporation duly incorporated and validly existing under the laws of the Province of Ontario and has all necessary corporate power to own or lease its properties and to carry on its business as now being conducted.

(b)	The Vendor has all necessary corporate power and authority to enter into this Agreement and perform its obligations hereunder.

(c)	This Agreement has been, and each additional agreement or instrument to be delivered pursuant to this Agreement will be, duly authorized, executed and delivered by the Vendor and each is or will be, a legal, valid and binding obligation of the Vendor, enforceable against the Vendor in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

(d)	Except as disclosed in Schedule 7.1.1(d), the execution and delivery of this Agreement and the completion of the transactions contemplated hereunder do not and will not at the Closing Date:

(i)	result in a breach or violation of any term or provision of or constitute a default under the articles or by-laws of the Vendor or the Corporation;

(ii)	conflict with, result in a breach of, constitute a default under or accelerate the performance required by or result in the suspension, cancellation, material alteration or creation of an Encumbrance upon any Material Contract, licence, permit or authority to which the Vendor or the Corporation is a party or by which either of them is bound or to which their respective material assets or property are subject;

(iii)	with the exception of the security interests in favour of Samsung and the Vendor to be created by the Replacement Guarantee and Pledge Agreement and the SPI Pledge respectively, result in the creation or imposition of any Encumbrance on the Purchased Shares;

(iv)	require any Regulatory Approval or Contractual Consents; or

(v)	result in any violation of, be in conflict with, contravene, constitute a default under, or give any Governmental Authority or other Person the right to challenge or to exercise any remedy or obtain any relief under any Applicable Law or any order served upon the Vendor or the Corporation or to which the Vendor or the Corporation or any of their respective assets may be subject, violate any provision of law or regulation or any judicial or administrative order, award, judgment or decree applicable to the Vendor or the Corporation.

(e)	The Vendor is not an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) and has not initiated proceedings with respect to compromise or arrangement with its creditors or for its winding up, liquidation or dissolution and no receiver has been appointed in respect of it or in respect of its assets and no execution or distress has been levied against its assets.

(f)	The Vendor is not a non-resident of Canada within the meaning of Section 116 of the ITA.

7.1.2	Corporate Organization and Power of the Corporation; Solvency

(a)	The Corporation is a corporation duly incorporated and validly existing under the laws of the Province of Ontario and has all necessary corporate power to own or lease its properties and to carry on the Business as it is now being conducted.

(b)	The Corporation is qualified to do business in the Province of Ontario. Neither the character nor location of the properties owned or leased by the Corporation or by the Vendor on behalf of the Corporation nor the nature of the Business requires qualification to do business in any other jurisdiction.

(c)	The Corporation is duly licensed, registered and qualified to carry on its Business in accordance with Applicable Law.

(d)	The Corporation is not an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) and has not initiated proceedings with respect to compromise or arrangement with its creditors or for its winding up, liquidation or dissolution and no receiver has been appointed in respect of it or in respect of its assets and no execution or distress has been levied against its assets.

7.1.3	Capitalization

(a)	The Corporation’s authorized capital consists of an unlimited number of common shares. The Purchased Shares represent the entire allotted and issued capital of the Corporation. No other securities (such as bonds, convertible bonds, warrants, profit certificates or other securities with or without voting rights and with or without profit participation rights) have been authorized or issued by the Corporation.

(b)	The Purchased Shares have been validly issued and are outstanding as fully paid and non-assessable.

(c)	Other than this Agreement and the Existing Limited Recourse Guarantee and Pledge Agreement which will terminate on Closing, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a Person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, any share in the capital of the Corporation (including an option or right of pre-emption or conversion).

7.1.4	Authorization to transfer the Purchased Shares

(a)	The Vendor is the legal and beneficial owner of the Purchased Shares and has the absolute right, title and authority to sell, transfer and assign the Purchased Shares to the Purchaser free and clear of all liens, charges, mortgages, security interests, pledges, demands, Claims and other Encumbrances whatsoever, except those restrictions on transfer arising under the articles of incorporation of the Corporation and except for a security interest in favour of Samsung pursuant to the Existing Limited Recourse Guarantee and Pledge Agreement which will be terminated on Closing.

(b)	The transfer of the Purchased Shares by the Vendor to the Purchaser has been duly and validly authorized by all required corporate actions of the Vendor and/or the directors of the Corporation.

7.1.5	Constitutional Documents

(a)	The copies of the constitutional documents of the Corporation which have been delivered to the Purchaser are true and complete and set out in full the rights and restrictions attaching to the share capital of the Corporation.

(b)	All resolutions, annual returns and other documents required to be delivered to the Registrar of Companies or analogous authority in the jurisdiction in which the Corporation is organized have been properly prepared and filed, unless the failure to so file would not reasonably be expected to have a Material Adverse Effect on the Corporation or the Business.

7.1.6	Subsidiaries and Interest in other Persons

(a)	The Corporation does not own or have any agreements of any nature to acquire, directly or indirectly, any shares in the capital of or proprietary interest in any Person. The Corporation does not have any agreements to acquire or lease any other business operations.

(b)	The Corporation has no subsidiaries and does not own nor have any obligation to acquire any securities or assets of any other Person.

7.1.7	Financial Statements

(a)

The Corporation’s 2010 financial statements (the “Financial Statements”) and the management prepared unaudited financial statements for the six-month period ending on June 30th, 2011 (without notes and adjusting entries) which have been delivered to the Purchaser prior to the date hereof have been prepared in accordance with GAAP applied on a basis consistent with prior periods, are correct and complete and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Corporation as at each balance sheet date and the revenues, earnings, and results of operations of the Corporation for the periods that they cover. The Financial Statements are accurate and complete in all material respects.

(b)	Except as set forth in Schedule 7.1.7 the Corporation is not engaged in any financing of a type which would not be required to be shown or reflected in the Financial Statements.

(c)	Except to the extent reflected or reserved in the Financial Statements or disclosed in Schedule 7.1.7, there are no liabilities or obligations of any nature (whether known or unknown, liquidated or unliquidated, due or to become due and whether absolute, accrued, contingent or otherwise) of the Corporation of any kind whatsoever, and there is no basis for any assertion against the Corporation of any liabilities or obligations of any kind.

7.1.8	Litigation

(a)	Except as disclosed in Schedule 7.1.8, there is no suit, action or proceeding pending, or to the knowledge of the Vendor threatened against the Vendor or the Corporation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect upon the Corporation or the Business or refrain or prevent completion of the purchase by the Purchaser of the Purchased Shares, and there is no judgment, decree, injunction, rule or order of any Governmental Authority with jurisdiction over the Corporation outstanding against the Corporation or the Vendor causing, or which insofar as can reasonably be foreseen, in the future would cause, a Material Adverse Effect on the Corporation or the Business.

(b)	There is no outstanding judgment, decree, order, ruling or injunction involving the Corporation or the Business or relating in any way to the transactions contemplated by this Agreement.

7.1.9	Corporation’s Property and Assets

The Corporation holds all rights and entitlements to the undertaking, property and assets of the Business (other than any undertaking, property or assets in respect of which the Corporation is a lessee, in which case it has a valid leasehold interest), and has good and marketable title to all of such undertakings, property and assets free and clear of all Encumbrances, except for Encumbrances against such assets in respect of security interests granted in the Ordinary Course and the Samsung Security. The undertaking, property and assets of the Corporation comprise all of the undertaking, assets and property necessary to carry on the Business as it is currently operated.

7.1.10	Taxation

(a)

The Corporation has duly and timely filed all Tax Returns required to be filed by it and has paid all Taxes which are due and payable and has paid all assessments and reassessments, and all other Taxes, governmental charges, penalties, interest and fines due and payable on or before the date hereof, and adequate provision has been made for Taxes payable for the current period for which Tax Returns are not yet required to be filed. There are no actions, suits, or Claims asserted or assessed against the Corporation in respect of Taxes, governmental charges or assessments, nor are any matters under discussion with any Governmental Authority relating to Taxes, governmental charges or assessments asserted by such Governmental Authority. The Corporation has withheld from each payment made by it to any Person and remitted to the proper tax and other receiving offices within the time required all income tax and other deductions required to be withheld from such payments. The Corporation has not filed a waiver for any taxation year under any applicable Tax Law.

(b)	The Corporation is a taxable Canadian corporation pursuant to the provisions of Paragraph 89(1)(i) of the ITA.

(c)	The Corporation is a registrant for the purposes of the goods and services tax provided for under the Excise Tax Act (Canada) and its GST Registration Number is 856547419RT0001.

7.1.11	Compliance with Applicable Laws

The Business is being conducted in all material respects in compliance with all Applicable Laws, regulations and ordinances of all authorities having jurisdiction, except where the failure to comply would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Corporation or the Business.

7.1.12	Management and Employee Matters

The Corporation does not have any employees or independent contractors consisting of individuals providing their services.

7.1.13	Non-Competition

Except as disclosed in Schedule 7.1.13, neither the Vendor nor the Corporation are parties to, or bound or affected by, any contract containing any covenant expressly limiting the Corporation’s ability to compete in any line of business, or transfer or move any of its assets or operations or which could reasonably be expected to have a Material Adverse Effect on the Business.

7.1.14	Expropriation

No property or asset of the Corporation has been taken or expropriated by any Governmental Authority and no notice or proceeding in respect of any such expropriation has been given or commenced nor, to the knowledge of the Vendor, is there any intent or proposal to give any such notice or commence any such proceeding.

7.1.15	Permits and Qualifications

(a)	All Permits are listed in Schedule 7.1.15. Except as disclosed in the Schedule and except for those Permits which are the responsibility of RES Canada pursuant to the EPC Agreement, the Permits are the only authorizations, registrations, permits, certificates of approval, approvals, grants, licences, quotas, consents, commitments, rights or privileges (other than those relating to Intellectual Property) necessary for the conduct of the Business as it is presently conducted. To the knowledge of the Vendor, the Corporation has or the Vendor on behalf of the Corporation has made all required registrations with any Governmental Authority that is required to enable the Business to be carried on as it is currently conducted and to enable the Corporation to own, lease and operate its assets. All Permits which have been obtained prior to the date hereof, are valid, subsisting, in full force and effect and unamended, and the Corporation is not in default or breach of any Permit; and to the knowledge of the Vendor, no proceeding is pending or threatened to revoke or limit any Permit, and the completion of the transactions contemplated by this Agreement will not result in the revocation of any Permit or the breach of any term, provision, condition or limitation affecting the ongoing validity of any Permit. The Corporation and/or the Vendor, as applicable, have complied with and are in compliance with all such Permits.

(b)	There are no facts or circumstances known to the Vendor which would interfere with or prevent the Corporation from obtaining any remaining Permits, authorizations, registrations, certificates of approval, approvals, grants, licences, quotas, consents, commitments, rights or privileges necessary for the full operation of the Business; provided however opposition to the issuance of the REA Permit is anticipated.

7.1.16	Books and Records

(a)	Except as set out in Schedule 7.1.16, the Books and Records and the Financial Statements fairly and correctly set out and disclose in accordance with GAAP, the financial position of the Corporation and all financial transactions of the Corporation as of their respective dates and all financial transactions of the Corporation have been accurately recorded in the Books and Records.

(b)

The corporate records and minute books of the Corporation are up-to-date and contain complete and accurate minutes of all meetings of its directors and shareholders and all resolutions consented to in writing since the incorporation of the Corporation. All such meetings were held, all such resolutions were passed and the share certificate books, registers of shareholders, registers of transfers and registers of directors of the Corporation are complete and accurate in all respects.

7.1.17	Indebtedness

Except to the extent reflected or reserved in the Financial Statements and:

(a)	disclosed in Schedule 7.1.17; or

(b)	incurred in the Ordinary Course of the Corporation’s Business,

the Corporation has no outstanding material indebtedness or any liabilities or obligations (whether accrued, absolute, contingent or otherwise, including under any guarantee of any debt) of a nature customarily reflected or reserved against in a balance sheet in accordance with GAAP. For the purposes of this Section 7.1.17 only, indebtedness, liabilities or obligations owing to any third party, individually or in the aggregate, in excess of $10,000 will be deemed to be material.

7.1.18	Related Party Transactions

Except as set forth in the Financial Statements and/or Schedule 7.1.18, the Corporation has no indebtedness (including guaranties thereof) outstanding in favour of, or owing to, the Vendor or any affiliate of the Vendor.

7.1.19	Business Carried on in the Ordinary Course

Except as disclosed in Schedule 7.1.19, to the knowledge of the Vendor, since the date of the Financial Statements, the Business has been carried on in the Ordinary Course.

7.1.20	Costs to Complete the Project

The anticipated interconnections costs payable to Hydro One Networks Inc. in respect of the Project are $131,500 for transport and $716,000 for interconnection, and the anticipated total capital costs in respect of the Project are $22,175,551 exclusive of the transport and interconnection costs payable to Hydro One Networks inc.

7.1.21	Material Contracts

(a)

Schedule 7.1.21 contains a list of all Material Contracts to which the Corporation is a party as of the date hereof and all Material Contracts to which the Vendor is a party as of the date hereof which are in respect of the Brooke-Alvinston Project. Each Material Contract has

been provided to the Purchaser, is in full force and effect, has not been amended and is a valid and legally binding agreement of the Corporation and/or the Vendor and the other parties thereto. Except as disclosed in the Schedule, neither the Corporation nor the Vendor is in default or breach of any Material Contract and to the knowledge of the Vendor, there exists no state of facts which, after notice or lapse of time or both would constitute such a default or breach.

(b)	All notices and all consents and approvals required under Material Contracts to complete the transactions contemplated herein (“Contractual Consents”), and all Regulatory Approvals are listed in Schedule 7.1.21(b). Copies of all such Regulatory Approvals and Contractual Consents have been provided to the Purchaser.

7.1.22	Bank Accounts and Attorneys

Schedule 7.1.22 lists the name of each bank or other depository in which the Corporation maintains any bank account, trust account or safety deposit box and the names of all individuals authorized to draw on them or who have access to them.

7.1.23	Real Property.

(a)	The Corporation does not own any real property.

(b)	Except for the Real Property Agreements which are described in Schedule 7.1.23 and as disclosed in Schedule 7.1.23, the Corporation is not a party to any agreement relating to any real property constituting the Project Premises or any other real property.

(c)	Except as disclosed in Schedule 7.1.23:

(i)	the Corporation has (i) all rights of ingress and egress to and from the Project Premises and (ii) all rights necessary to use and access the Project Premises in order to conduct the Business;

(ii)	the Real Property Agreements provide all interests in land to the Corporation which are necessary for the conduct of the Business;

(iii)	the Project Premises are sufficient for the conduct of the Business;

(iv)	the Project Premises are not situated on First Nations’ lands, do not have to be accessed from First Nations’ lands and to the best of the knowledge and belief of the Vendor, the Project Premises are not subject to or affected by any Aboriginal land claims;

(v)	the Real Property Agreements are in full force and effect and unamended and no party is in breach under, or threatening the termination of, any Real Property Agreement;

(vi)	the Real Property Agreements are on normal market terms and the optionor and optionee thereunder are at arm’s length;

(vii)	the Real Property Agreements are registered on title to the subject properties;

(viii)	all Taxes and other payments required to be paid by the Corporation or the Vendor in respect of the Real Property Agreements have been duly paid to date and the Corporation and/or the Vendor, as applicable, are not otherwise in default in meeting their obligations under any of the Real Property Agreements. No event exists which, with the passing of time or the giving of notice, or both, would constitute a default by the Vendor or the Corporation, or, to the knowledge of the Vendor, any third party, to any Real Property Agreement and no party to any Real Property Agreement is claiming any such default or taking any action purportedly based upon any such default;

(ix)	all consents to a change in control of the Corporation required under any of the Real Property Agreements as a consequence of the transactions contemplated by this Agreement have been obtained;

(x)	neither the Corporation nor the Vendor has waived, or omitted to take any action in respect of, any of their respective rights under the Real Property Agreements;

(xi)	neither the Vendor nor the Corporation has received any notification of, nor, to the knowledge of the Vendor, does there exist any outstanding deficiency notice or work order, or any pending deficiency notice or work order in respect of any of the Project Premises; and

(xii)	neither the Vendor nor the Corporation has received any notification, and the Vendor has no knowledge of, any application by any Person for any rezoning, or any proposed or pending change to the zoning, of any part of the Project Premises or affecting the Project Premises.

(d)	Except as described in Schedule 7.1.23, and to the knowledge of the Vendor, there are no building or use restrictions affecting the right and interest of the Corporation in and to any of the Project Premises which, in the aggregate, would affect the ability to carry on the Business upon the Project Premises.

(e)	Except as disclosed in Schedule 7.1.23, all accounts for work and services performed and materials placed or furnished upon or in respect of the Project Premises at the request of the Corporation or the Vendor have been fully paid and satisfied and no one is entitled to claim a lien under the Construction Lien Act (Ontario) against any part of the Project Premises.

(f)	Except as disclosed in Schedule 7.1.23, there is nothing owing in respect of the Project Premises by the Corporation or the Vendor to any municipal corporation, or to any other Person owning or operating a public utility or other distributor, for the supply or use of water, gas, electrical power or energy, steam or hot water, other than current accounts accrued in the Ordinary Course of the Business in respect of which the payment due date has not yet passed.

(g)	Except as disclosed in Schedule 7.1.23 and to the knowledge of the Vendor, no part of the Project Premises has been taken or expropriated by any Governmental Authority and no notice or proceeding in respect of any such expropriation has been given or commenced.

7.1.24	Intellectual Property

Schedule 7.1.24 includes a list of all Intellectual Property that is used in connection with the conduct of the Business, the jurisdictions (if any) in which that Intellectual Property is registered (or in which application for registration has been made) and the applicable expiry dates of all listed registrations. All necessary legal steps have been taken by the Vendor and/or the Corporation to preserve the Corporation’s rights to the Intellectual Property listed in the Schedule. Schedule 7.1.24 also includes a list of all licence agreements pursuant to which the Corporation has been granted a right to use, or otherwise exploit Intellectual Property owned by third parties. The Intellectual Property that is owned by the Corporation is owned free and clear of any Encumbrances, and no Person other than the Corporation has any right to use that Intellectual Property except as noted in the Schedule. To the knowledge of the Vendor, the use by the Corporation of any Intellectual Property owned by third parties is valid and the Corporation is not in default or breach of any licence agreement relating to that Intellectual Property and there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach. To the knowledge of the Vendor, the conduct of the Business does not infringe the Intellectual Property of any Person.

7.1.25	Accounts Receivable

All accounts receivable of the Corporation reflected in the Financial Statements, or which have come into existence since the date of the Financial Statements, were created in the Ordinary Course of the Business from bona fide arm’s length transactions (except for the Vendor Receivable), and, except to the extent that they have been paid in the Ordinary Course of the Business since the date of the Financial Statements, are valid and enforceable and payable in full, without any right of set-off or counterclaim or any reduction for any credit or allowance made or given, except to the extent of the allowance for doubtful accounts reflected in the Financial Statements and, in the case of accounts receivable which have come into existence since the date of the Financial Statements, of a reasonable allowance for doubtful accounts, which allowances are adequate and calculated in a manner contained in the Books and Records of the Corporation and consistent with the Corporation’s previous accounting practice.

7.1.26	Reports

The Corporation has filed with all applicable Governmental Authorities, true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it and such documents and any other documents at the time filed: (i) did not contain any misrepresentation of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (ii) complied with the requirements of Applicable Law. The Corporation has not filed any confidential report with any Governmental Authority which at the date hereof remains confidential.

7.1.27	Compliance with Privacy Laws

The collection, use and retention of Personal Information by the Corporation and the disclosure or transfer of Personal Information by the Corporation to any third parties complies with all Privacy Laws and is consistent with the Corporation’s own privacy policies.

7.1.28	Environmental Matters

Except as disclosed in Schedule 7.1.28:

(a)	the conduct of the Business and to the knowledge of the Vendor, the current use and condition of the Project Premises have been and are in compliance with all applicable Environmental Laws, and to the knowledge of the Vendor, there are no facts which would give rise to non-compliance of the Corporation or the Vendor with any Environmental Laws in the conduct of the Business or in the current uses and condition of the Project Premises;

(b)	the Corporation and/or the Vendor has all Permits required by all Environmental Laws for the conduct of the Business as it has been conducted to date and is currently in compliance with all such Permits;

(c)	the Corporation and any Person for whom it is responsible pursuant to all Environmental Laws, have imported, manufactured, processed, distributed, used, treated, stored, disposed of, transported, exported or handled Hazardous Substances in strict compliance with all Environmental Laws;

(d)	to the knowledge of the Vendor, no Hazardous Substances have been disposed of on any of the Project Premises;

(e)	to the knowledge of the Vendor, there has been no Release of any Hazardous Substance in the course of the conduct of the Business from, at, on, or under the Project Premises or from or to any adjoining properties except in compliance with all Environmental Laws;

(f)	the Corporation has not received any notice of any kind of any Release or possible Release of any Hazardous Substance from, at, on, or under any of the Project Premises;

(g)	to the knowledge of the Vendor, there are no Hazardous Substances on any adjoining properties to any of the Project Premises which may adversely affect the Business or any of the Project Premises;

(h)	there has been no Remedial Order issued to the Vendor or to the Corporation in respect of the Business, or with respect to any of the Project Premises and to the knowledge of the Vendor, no such Remedial Orders are threatened, and to the knowledge of the Vendor, there are no facts which could give rise to any such Remedial Orders;

(i)	the Vendor and the Corporation have not received any notice of claim, summons, order, direction or other communication relating to non-compliance with any Environmental Laws from any Governmental Authority or other third party;

(j)	there is no pending or to the knowledge of the Vendor, threatened matter, act or fact which could cause the Vendor or the Corporation, the Business or any of the Project Premises to no longer be in compliance with any Environmental Laws; and

(k)	Schedule 7.1.28 lists all material reports and documents relating to environmental matters affecting the Project Premises or the Business which are in the possession or control of the Vendor or the Corporation. Copies of all such reports and documents have been delivered to the Purchaser.

7.1.29	Personal Information

(a)	except as disclosed in Schedule 7.1.29, all Personal Information in the possession of the Corporation has been collected, used and disclosed in compliance with all applicable Privacy Laws in the Province of Ontario; and

(b)	except as disclosed in Schedule 7.1.29, there are no Claims pending or, to the knowledge of the Vendor, threatened, with respect to the Corporation’s collection, use or disclosure of Personal Information.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

8.1	Corporate Existence of Purchaser

The Purchaser is a corporation duly incorporated and validly existing under the laws of the Province of Ontario.

8.2	Capacity to Enter Agreement

The Purchaser has all necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement.

8.3	Binding Obligation

The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

8.4	Absence of Conflict

None of the execution and delivery of this Agreement, the performance by the Purchaser of its obligations under this Agreement, or the completion of the transactions contemplated by this Agreement will directly or indirectly (with or without notice or lapse of time or both):

8.4.1	result in or constitute a breach of any term or provision of, or constitute a default under the articles or by-laws of the Purchaser or any agreement or other commitment to which the Purchaser is a party or by which it or any of its property or assets are bound;

8.4.2	result in a breach of any law, regulation, order, judgment or decree to which the Purchaser is subject or by which it or any of its property or assets are bound; or

8.4.3	result in any violation of, be in conflict with, contravene, constitute a default under, or give any Governmental Authority or other Person the right to challenge or to exercise any remedy or obtain any relief under any Applicable Law or any order served upon the Purchaser or to which the Purchaser may be subject.

8.5	Solvency

The Purchaser is not an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada).

8.6	Regulatory Approvals

No authorization, approval, order, consent of, or filing with, any Governmental Authority is required on the part of the Purchaser in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement except for the notice of change of control which must be filed with the OPA.

ARTICLE 9

INDEMNIFICATION

9.1	Indemnification by the Vendor

Subject to the limitations set out in this Agreement, the Vendor shall defend, indemnify and hold harmless the Corporation, the Purchaser and their respective directors, officers, employees, agents, representatives and affiliates against all Losses suffered or incurred by the Purchaser or the Corporation arising as a result of, in respect of or arising out of:

9.1.1	any breach or inaccuracy in any representation or warranty given by the Vendor in this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement as it relates to any representation or warranty made in this Agreement;

9.1.2	any breach or non-performance of any covenant, procurement or agreement of the Vendor under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement as it relates to a covenant, procurement or agreement in this Agreement;

9.1.3	any Claim in respect of Taxation for a taxation year or period of the Corporation ending on or before the Closing Date or any taxation year or period of the Corporation ending after the Closing Date which includes a period prior to the Closing Date and results from an event occurring on or prior to the Closing Date (a “Straddle Period”). Taxation for a Straddle Period shall be determined on the basis that the Corporation had a notional tax year or fiscal period ending on the Closing Date.

9.2	Indemnification by the Purchaser

The Purchaser will defend, indemnify and hold harmless the Vendor and its directors, officers, employees and agents from and against all Losses arising out of or resulting from:

9.2.1	any breach or inaccuracy in any representation or warranty of the Purchaser contained in this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement as it relates to any representation or warranty made in this Agreement; and

9.2.2	any breach or non-performance of any covenant or agreement of the Purchaser or of any covenant or agreement of the Corporation to be performed after the Closing contained in this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement as it relates to a covenant or agreement in this Agreement.

9.3	Fraud and Intentional Misconduct

Notwithstanding any other provision of this Agreement, the limitations with respect to time contained in Subsection 9.7 shall not apply to any Indemnified Claim made against the Vendor in respect of fraud, intentional misrepresentations or misconduct.

9.4	Procedure for Submitting and Resolving Claims for Indemnification

If any Party entitled to indemnification under this Agreement (in this Section 9, the “Indemnified Party”) receives notice of or discovers any Claim or the commencement of any action for which one or more other Parties (in this Section 9, the “Indemnitor”) is or may be liable under this Agreement (the “Indemnified Claim”), the Indemnified Party will promptly notify the Indemnitor of the Indemnified Claim in writing. Such notice shall specify whether the Indemnified Claim arose as a result of a Claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”) and shall also specify with reasonable particularity (to the extent that the information is available):

9.4.1	the factual basis of the Claim; and

9.4.2	the amount of the Claim, if known.

The failure to give such notice shall not relieve the Indemnitor of any liability or obligation under this Agreement or otherwise, except to the extent, and only to the extent, such Indemnitor is prejudiced in the defence of such Indemnified Claim as a result of such failure and can show the monetary amount by which it was so prejudiced.

9.5	Direct Claims.

In the case of a Direct Claim, the Indemnitor shall have 45 days from receipt of notice of the Direct Claim within which to make such investigation of the Direct Claim as the Indemnitor considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnitor the information relied upon by the Indemnified Party to substantiate the Direct Claim, together with all such other information as the Indemnitor may reasonably request. If both Parties agree at or before the expiration of such 45 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Direct Claim, the Indemnitor shall pay to the Indemnified Party, the amount of such Direct Claim failing which the matter shall be determined by a court of competent jurisdiction. Notwithstanding the foregoing, the Purchaser and the Corporation shall be entitled to set-off any portion of an amount payable by an Indemnitor in respect of a Direct Claim against any amounts payable to such Indemnitor regardless of whether there is an outstanding dispute in respect of such Direct Claim.

9.6	Third Party Claims.

9.6.1

In the case of a Third Party Claim, the Indemnitor will be entitled to participate in the defence of such Third Party Claim, and, if it so elects, to assume the defence of such Third Party Claim, with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Vendor shall not be entitled to assume the defence of any Third Party Claim arising out of any breach of (or any alleged breach of or allegation or assertion inconsistent with) any representation, warranty or covenant in respect of Tax matters. After written notice from the Indemnitor to the Indemnified Party of such election to assume the defence, the Indemnitor will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defence of the Third Party Claim, other than costs and expenses of the Indemnified Party incurred at the request of the Indemnitor. The assumption of the defence of any such Third Party Claim will only be permitted if the Indemnitor first acknowledges, in writing, that it is liable for such Third Party Claim and reasonably demonstrates to the Indemnified Party that it has the financial ability to carry-out such defence.

9.6.2	The Indemnitor may, at its election and following its admission that it is liable for such Third Party Claim, settle or compromise such Third Party Claim, but (1) no such settlement or compromise may be effected without the Indemnified Party’s consent, which will not be unreasonably withheld, unless there is no finding or admission of any violation of any Governmental Regulation or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (2) the Indemnified Party will have no liability with respect to any settlement or compromise of such Claims effected without its consent.

9.6.3	The Indemnified Party will not settle or compromise any Third Party Claim without the prior consent of the Indemnitor, unless the Indemnitor has failed or refused to assist the Indemnified Party in the defence of the Third Party Claim or has unreasonably refused to settle or has withheld its consent to a proposed settlement or compromise of such Third Party Claim.

9.6.4	The Parties will use their commercially reasonable best efforts to agree on whether indemnifiable damages exist and, if so, the amount. Any amounts determined to be owed will be paid within 45 days of such determination. The Parties will cooperate with each other in all reasonable respects in the defence of Claims under this Agreement.

9.7	Survival of Representations, warranties and Indemnities

9.7.1

Each of the representations, warranties and indemnities set forth in this Agreement or in any certificate, agreement or other document furnished by or on behalf of the Parties pursuant to this Agreement, shall survive Closing and, notwithstanding Closing or any documents delivered or investigations made by the Parties in connection therewith, shall continue in full force and effect for the benefit of the Party to whom such representation, warranty and indemnity was made for a period of one year following the date of

Commercial Operation provided that representations and warranties set forth in Subsections 7.1.10 and 7.1.28 shall survive until the expiration of the statute of limitations applicable to the underlying Claim, if any (the applicable date until which the representations, warranties and indemnities survive is referred to in this Agreement as the “Representation Survival Date”); and representations, warranties and indemnities pertaining to the Purchased Shares in Subsections 7.1.3 and 7.1.4 shall survive without limit of time.

9.7.2	No Claim, lawsuit or other proceeding arising out of or related to the breach of any representation or warranty contained in this Agreement may be made by any Party unless notice of such Claim, lawsuit or other proceeding is given to the applicable Party prior to the applicable Representation Survival Date.

9.7.3	Each of the covenants set forth in this Agreement will survive the Closing in accordance with its terms.

9.7.4	Notwithstanding anything in this Agreement to the contrary, the rights and remedies under this Subsection 9.7 with respect to any Claim, lawsuit or other proceeding (including without limitation recovery of Losses in respect thereof) for which notice has been given prior to the applicable Representation Survival Date will survive until such Claim, lawsuit or other proceeding has been resolved.

9.8	Recourse

The Purchaser shall have the right of equitable set-off with respect to any amounts owed to it or to the Corporation by the Vendor under any provision of this Agreement. Accordingly, and without limiting the generality of the foregoing, the Purchaser may, at its option, set-off any such amounts owed to it or to the Corporation by the Vendor against amounts owed by the Purchaser to the Vendor under this Agreement or any agreement between the Purchaser and/or the Corporation and the Vendor.

ARTICLE 10

TERMINATION

10.1	Termination

This Agreement may be terminated at any time prior to the Closing:

10.1.1	by mutual written consent of the Vendor and the Purchaser;

10.1.2	by the Vendor and the Purchaser at any time after September 30, 2011 if, through no fault of, or breach of any material representation, warranty or covenant by, the Vendor or the Purchaser, the Closing has not occurred as of such date;

10.1.3	by the Vendor or the Purchaser, if any Governmental Authority has issued an order, or Governmental Regulation or taken other action restraining, enjoining or otherwise prohibiting the transactions contemplated herein and such order or other action has become final and non-appealable;

10.1.4	by the Purchaser, if there has been a material violation or breach by the Vendor of any agreement, representation or warranty contained in this Agreement which has not been waived by the Purchaser; or

10.1.5	by the Vendor, if there has been a material violation or breach by the Purchaser of any agreement, representation or warranty contained in this Agreement, which has not been waived by the Vendor.

10.2	Procedure and Effect of Termination

10.2.1	If this Agreement and the transactions contemplated by this Agreement are terminated pursuant to Subsection 10.1 above, written notice of such termination will forthwith be given to the other Party and this Agreement (with the exception of Subsections 11.3, 11.9 and 11.10 each of which will continue notwithstanding any such termination) will terminate, and the transactions contemplated by this Agreement will be abandoned.

10.2.2	If this Agreement is terminated by a Party because of a breach of this Agreement by the other Party or because a condition for the benefit of the terminating Party has not been satisfied because the other Party has failed to perform any of its obligations or covenants under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired

ARTICLE 11

GENERAL

11.1	Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement shall be in writing and may be given by delivering same or sending same by facsimile transmission or electronic mail addressed to the party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day, if not, the next succeeding Business Day) and if sent by facsimile or electronic mail transmission be deemed to have been given and received at the time of receipt unless actually received after 4:00 p.m. at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.

The address for service of the parties shall be as follows:

(a) if to the Purchaser and the Corporation:

Schneider Power Inc.

49 Bathurst Street

Suite 101

Toronto, Ontario M5V 2P2

Attention:	Thomas Schneider, Vice-Chairman & President
Email:	T.S@schneiderpower.com
Facsimile:	416-847-3729

(b) if to the Vendor:

2700 Matheson Boulevard Avenue East

Suite 300, West Tower

Mississauga, ON L4W 4V9

Attention:	John Cobb, President
Email:	john.cobb@greenbreeze.ca
Facsimile:	1-877-679-4633

11.2	Amendment and Modification.

No amendment, supplement, restatement or termination of any provision of this Agreement is binding unless it is in writing and signed by the Vendor and the Purchaser.

11.3	Confidentiality

Subject to the provisions of Subsection 11.9 and Applicable Law, each Party will keep confidential and refrain from using all information obtained by it in respect of the other Party in connection with the transactions contemplated by this Agreement relating to the other Party hereto, provided however that such obligation shall not apply to any information which was in the public domain at the time of its disclosure to a Party or which subsequently comes into the public domain other than as a result of a breach of such Party’s obligations under this Subsection 11.3. This provision shall survive the closing of the Acquisition or any termination of this Agreement.

11.4	Waiver; Extension

The Party entitled to the benefit of any respective term or provision of this Agreement may (1) extend the time for the performance of any of the obligations or other acts of the other Party, (2) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or (3) waive compliance with any obligation, covenant or agreement of the other Party contained in this Agreement. Any agreement with regard to any such extension or waiver will be valid only if set forth in an instrument in writing by the Party granting such extension or waiver. A waiver or failure to enforce any of the terms or provisions of this Agreement will not in any way affect, limit or waive any Party’s rights at any time to enforce strict compliance thereafter with such term and every other term and provision of this Agreement.

11.5	Assignment

Neither this Agreement nor any related agreements nor any of the rights, interests or obligations under this Agreement nor any of such related agreements may be assigned by operation of law or otherwise by any Party without the prior written consent of the other Party. This Agreement will be binding upon and inure to the benefit of the Parties named in this Agreement and their respective, heirs, executors, representatives, successors and permitted assigns as the case may be.

11.6	Severability

The provisions of this Agreement will be deemed severable, and if any provision of this Agreement is determined to be illegal or invalid under Applicable Law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is determined to be illegal or invalid in its entirety, such illegality or invalidity will have no effect on the other provisions of this Agreement, which will remain valid, operative and enforceable.

11.7	Governing Law

This Agreement, its construction and the determination of any rights, duties or remedies of the Parties arising out of or relating to this Agreement shall be governed by, enforced under and construed in all respects in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

11.8	Choice of Forum

Any suit, action or proceeding arising out or relating to this Agreement shall be brought in any court in Toronto, Ontario having jurisdiction over the subject matter thereof and the Parties irrevocably and unconditionally attorn and submit to the jurisdiction of such court. The Parties irrevocably waive and agree not to raise any objection that they either might now or hereafter have to the bringing of any such suit, action or proceeding in any such court, including any objection that the place where such court is located is an inconvenient forum or that there is any other suit, action or proceeding in any other place relating in whole or in part to the same subject matter. Each Party agrees that any final judgment or order being recognized and enforced in the courts of its jurisdiction of incorporation or any other jurisdiction where it carries on business or has assets.

11.9	Public Announcements

Each Party shall cooperate with the other Party in releasing information concerning this Agreement and the transactions contemplated herein, and shall furnish to and discuss with the other Party drafts of all press and other releases prior to publication. No press release or other public announcement concerning the transactions contemplated by this Agreement will be made by any Party without the prior consent of the other Party, such consent not to be unreasonably withheld or delayed; provided that nothing contained herein shall prevent any Party at any time from furnishing any information to any Governmental Authority or to the public if so required by Applicable Laws.

11.10	Expenses

Each Party will pay its own expenses in connection with the negotiation, execution and performance of this Agreement, the transactions contemplated by this Agreement including the fees and expenses of counsel, accountants and other advisors.

11.11	Time of Essence

Time is of the essence of this Agreement and of each of its provisions.

11.12	Further Assurances

Each party will, upon request but without further consideration, from time to time promptly execute and deliver all further documents and take all further action necessary or appropriate to give effect to and perform the provisions and intent of this Agreement and to complete the transactions contemplated hereby.

11.13	Counterparts and Facsimile Signatures

This Agreement and any amendment, supplement or restatement of this Agreement may be executed and delivered in one or more counterparts and may be executed and delivered by facsimile and each of which when executed and delivered shall be deemed an original and all of which counterparts and facsimiles together shall be deemed to constitute one and the same instrument.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the undersigned have caused this Share Purchase Agreement to be executed and delivered as of the date first above written.

SCHNEIDER POWER INC.

Per:	/s/ Thomas Schneider
Name: Thomas Schneider
Title: President

GREEN BREEZE ENERGY INC.

Per:	/s/ John Cobb
Name: John Cobb
Title: President